Exhibit 24


  STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATURES

     Kevin Littlejohn has signed certain of these documents as Authorized Signatory. Note that copies of the applicable Statement Appointing Designated Filer and Authorized Signatories are already on file with the appropriate agencies.